Exhibit 99.1

Investor Contact:  Valda Colbart, Investor Relations Officer, 419-784-2759, rfcinv@rurban.net

RURBAN FINANCIAL CORP. REPORTS ANOTHER SUBSTANTIAL INCREASE IN EARNINGS

DEFIANCE, Ohio, July 16, 2008 — Rurban Financial Corp. (NASDAQ: RBNF), reported second quarter 2008 earnings of $1.36 million, or $0.28 per diluted share, an increase of 72.7 percent above the $785,000, or $0.16 per diluted share, reported in second quarter 2007, and 22.3 percent above linked first quarter earnings of $1.11 million, or $0.22 per diluted share. Rurban’s strong second quarter performance reflects growth initiatives and efficiency enhancements implemented in Rurban’s operating subsidiaries, The State Bank and Trust Company and RDSI. Rurban is a leading provider of community banking, investment management, trust services and bank data and item processing services.

Consolidated earnings for the 2008 second quarter include a one-time after-tax gain of $132,000 ($200,000 pre-tax) arising from the recovery of legal fees associated with Rurban’s workout subsidiary, RFCBC, Inc. Excluding the net after-tax impact of this $132,000 gain, operating earnings were $1.22 million, or $0.25 per share for the 2008 quarter, compared with $785,000 for the prior-year quarter, up 55.9 percent.

For the first half of 2008, consolidated earnings were $2.5 million, or $0.50 per diluted share, an increase of 65.7 percent over the $1.5 million, or $0.30 per diluted share, recorded for the first half of 2007. Consolidated earnings for the first half of 2008 include one-time pre-tax gains of $200,000, $197,000, and $132,000, respectively, from the recovery of legal fees associated with RFCBC, the partial recovery of previously written-off WorldCom securities, and proceeds from the sale of equity securities derived from the VISA Inc. Initial Public Offering (IPO). These gains were partially offset by $176,000 of one-time expenses associated with the wind-down of RFCBC. The net of these one-time items resulted in an after-tax gain of $233,000 for year-to-date 2008. The first half of 2007 included a pre-tax merger-related expense of $95,000 ($63,000 after-tax). Excluding the after-tax impact of the $233,000 net gain during the first six months of 2008, and the $63,000 expense from the year-ago period, operating earnings were $2.2 million in 2008, compared with $1.6 million for the first half of 2007, an improvement of 44.0 percent.

“Our success this quarter and this year is the result of the planning and execution of strategies that began two years ago,” said Kenneth Joyce, President and Chief Executive Officer of Rurban Financial Corp. “I had previously characterized the first three months of 2008 as a breakthrough quarter for Rurban,” Mr. Joyce continued. “I am even more pleased now to confirm that we have built a strong, dynamic franchise, which continues adding value through extremely challenging economic conditions. We are improving our performance quarterly, and I am confident that the initiatives and people we have in place will continue to support this momentum.”

“We believe we have a unique combination of businesses that gives us a good balance between fee revenue and loan income, and this balance makes us less vulnerable to dislocations in the credit markets. Also, because of our experience with problem loans in the past, we entered this turbulent period in the financial industry with a disciplined credit framework, strong controls and seasoned, well-trained lenders. As a result, we have been able to grow our business this year, while many others in the industry are contracting and retreating; we are not experiencing any credit quality decline at this time.”

The Banking Group (including RFCBC, the workout company) increased earnings 46.6 percent from $830,000 in the second quarter of 2007 to $1.2 million in the second quarter of 2008. Excluding from earnings a one-time net after-tax gain of $132,000 ($200,000 pre-tax) in second quarter 2008, which represents RFCBC’s recovery of legal fees, the Banking Group’s second quarter 2008 operating earnings were $1.1 million compared with $830,000 in second quarter 2007, up $255,000, or 30.7 percent.

RDSI earned $640,000 during the second quarter 2008, an increase of $164,000, or 34.4 percent, above the $476,000 earned in the year-ago quarter.

Highlights of Rurban’s consolidated second quarter performance are as follows:

•
Consolidated Return on Average Assets (ROAA) was 0.94 percent for the second quarter of 2008 compared with 0.57 percent for the year-ago quarter, up 37 basis points. On an operating basis, excluding one-time items, second quarter 2008 ROAA was 0.85 percent, while second quarter 2007 ROAA was 0.57 percent, an increase of 28 basis points for the year-over-year quarters.

•
Loans grew $22.8 million, or 6.0 percent, over the past twelve months, resulting from aggressive calling initiatives and Rurban’s entry into higher growth markets, such as Lima, Toledo suburbs, Columbus, and Fort Wayne, Indiana. Rurban’s strategy of efficient, in-market acquisitions and opening loan production offices followed by full-service branches has been a cost-effective approach to building franchise value and improving earnings.

•
The recent rate reductions were beneficial to The State Bank and Trust Company, which is liability sensitive. The Banking Group net interest margin for the second quarter 2008 was 3.83 percent, up 38 basis points from the linked quarter and 27 basis points from the prior-year period.

•
On May 23, 2008, the Company announced plans to acquire NBM Bancorp, Incorporated and its subsidiary, National Bank of Montpelier. The acquisition is expected to close later this year pending the approval of NBM Bancorp, Incorporated shareholders, banking regulators, and the satisfaction of customary closing conditions. Upon completion, the deal will add approximately $109 million in assets and $90 million in deposits and extend Rurban’s banking operations into Williams County, Ohio. The acquisition is projected to be immediately accretive to earnings with full contribution in approximately six months from closing. A nominal charge for merger related expenses before year-end is expected.

CONSOLIDATED -QUARTERLY RESULTS

(Dollars in thousands except per share data)

OPERATING EARNINGS:	2Q 2008	1Q 2008	2Q 2007
Net interest income	$4,432	$3,817	$3,751
Non-interest income*	6,801	7,186	6,508
Operating revenue*	11,233	11,003	10,259
Provision for loan losses	213	192	146
Operating expense*	9,111	9,601	9,065
Net income (GAAP)	1,356	1,109	785
Operating income	1,224	1,008	785
Diluted EPS	$0.28	$0.22	$0.16

* Nonrecurring item in 2Q 2008 is a (pretax) gain of $200,000 from the recovery of legal fees associated with RFCBC. Nonrecurring items in 1Q 2008 are (pretax) gains of $197,500 from WorldCom bond recovery, $132,000 of proceeds from VISA IPO and expenses of $176,000 associated with RFCBC (workout company).

Operating revenue, consisting of net interest income and non-interest income, was $11.2 million for the second quarter of 2008, up 9.5 percent from the year-ago quarter. For second quarter 2008, net-interest income increased $681,000, or 18.2 percent, compared to the year-ago quarter. Growth in net interest income was driven from the combined impact of a 6.0 percent increase in average loans and a 36 basis point, or 11.3 percent, improvement in the year-over-year consolidated net interest margin.

Operating expenses were $9.1 million for the second quarter of 2008, which were unchanged from the second quarter of 2007. Expenses were well-controlled, mainly as a result of a 12 FTE decline in staffing, ending the current quarter with 273 FTE employees. This staff reduction kept salaries and employee benefits virtually unchanged over the course of the year. The increased postage and delivery expense - up $152,000 from second quarter 2007 - is a result of RDSI bringing mailing operations in-house during first quarter 2008 instead of outsourcing preparation and mailing. This is a pass-through expense, which also increases revenue, resulting in a net contribution to net income. The large decrease in professional fees from the year-ago quarter reflects the recovery of litigation expenses previously mentioned.

BANKING GROUP OPERATING RESULTS

Net income for the Banking Group was $1.2 million for the second quarter of 2008 compared with $830,000 reported for the prior-year quarter, an increase of 46.6 percent. Included in second quarter 2008 results is a recovery of $200,000 pre-tax ($132,000 after-tax) in legal fees associated with RFCBC.

“Our performance this quarter is being driven by initiatives begun two years ago with continuing innovations as markets change and opportunities are presented,” said Mr. Joyce. “Our company has been, and continues to be, successful in growing our loan portfolio and originating mortgage loans meeting our stringent standards. We originated $13.0 million in new mortgage loans in the quarter, compared with $9.5 million in the year-ago second quarter. Our execution of deposit generation strategies continues to successfully increase low-cost deposits, while reducing our dependence on higher cost funding. These programs have virtually eliminated our current dependence on broker deposits.”

BANKING GROUP - QUARTERLY RESULTS

(Dollars in thousands except per share data)

OPERATING EARNINGS:	2Q 2008	1Q 2008	2Q 2007
Net interest income	$4,881	$4,295	$4,272
Non-interest income*	1,848	1,938	1,858
Operating revenue*	6,729	6,233	6,130
Provision for loan losses	213	192	146
Operating expense*	4,812	5,018	4,848
Net income (GAAP)	1,217	917	830
Operating income	$1,085	$881	$830

* Nonrecurring item in 2Q 2008 is a (pretax) gain of $200,000 from the recovery of legal fees associated with RFCBC. Nonrecurring items in 1Q 2008 are (pretax) gains of $197,500 from WorldCom bond recovery, $132,000 of proceeds from VISA IPO and expenses of $176,000 associated with RFCBC (workout company).

Rurban’s Banking Group consists of The State Bank and Trust Company, a $560 million asset organization with a trust business managing approximately $375 million of assets, and RFCBC, Inc., which is a loan workout company and a small portion of the Banking Group. RFCBC is projected to be closed out at the end of this year and has only one remaining credit relationship that is less than $500 thousand, classified non-performing, that is making significant, regular debt reduction payments.

Operating revenue for the Banking Group, consisting of net interest income and non-interest income, totaled $6.7 million for the second quarter of 2008, compared with $6.2 million for the second quarter of 2007, an increase of 8.0 percent. Net interest income increased 13.6 percent to $4.9 million over the past three months, reflecting average earning asset growth of 2.3 percent and a Banking Group net interest margin of 3.83 percent for second quarter 2008, an increase of 27 basis points, or 7.6 percent, over the same period. In a market where interest rates have been declining, Rurban’s net interest margin has been aided by the Bank’s liability sensitive position.

The Bank recorded a provision for loan losses this quarter of $213,000 compared with $192,000 in the linked-quarter and $146,000 in the year-ago quarter. The allowance for loan loss to total loans was 1.04 percent at the end of the quarter. The higher provision in the second quarter is principally due to loan growth.

Operating expenses were $4.8 million for the second quarter of 2008, down $206,000 from the linked quarter and $37,000 from the prior-year second quarter. This decline is attributable to the efficiencies gained from merging all the bank activities into The State Bank and Trust Company during the first quarter of 2007, and the one-time recovery of legal fees at RFCBC totaling $200,000. Overall, litigation fees within the workout company of RFCBC continue to decline. Reflecting this improvement, the efficiency ratio for the Banking Group declined to 69.85 percent for the current quarter, compared with 75.90 percent for the linked quarter, and 77.23 percent for the prior-year second quarter.

Total loans, net of unearned income, were $404.4 million at June 30, 2008, up $22.8 million, or 6.0 percent, during the past twelve months, and $12.5 million (annualized 12.7 percent) from the linked quarter. Growth over the past twelve months was derived primarily from commercial real estate loans, up $24.5 million, and commercial business loans, up $7.3 million. Commercial loans now account for 67.7 percent of the loan portfolio, compared with 63.6 percent twelve months ago. Linked quarter growth was derived from commercial real estate, up $14.0 million, and commercial business loans, up $3.0 million. Growth from both prior periods was partially offset by declines in consumer and residential mortgage loans.

Total deposits at June 30, 2008 were $402.6 million, down $14.2 million, or 3.4 percent, from the linked quarter and down $5.0 million, or 1.2 percent, from 2007 June quarter-end. Time Certificates of Deposits led the declines in both periods - down $11.5 million, or 5.2 percent, in the linked quarter and $18.6, or 8.2 percent in the year-ago period. Year-over-year declines were offset by increases in interest bearing NOW accounts, up $8.6 million, and Money Market accounts up $6.1 million to $57.5 million and $71.7 million, respectively. Broker Deposits totaled only $1.3 million at quarter-end.

“Liability management has been one of our major focal points over the last two years,” Mr. Joyce remarked. “We have aggressively marketed low-cost transaction deposit accounts in our markets, and our success in transaction accounts reflects that effort. At the end of the second quarter, the percentage of transaction account balances to total deposits increased from the linked quarter, as well as the year-ago quarter. As a result, our average cost of funds declined by 46 basis points from second quarter 2007. We remain focused on low cost transaction accounts versus high cost Certificate of Deposit accounts. We are pleased with the results of this strategy and will continue to aggressively market deposit products in our banking footprint.”

ASSET QUALITY - QUARTERLY RESULTS

(Dollars in thousands except percent data)

ASSET QUALITY	2Q 2008	1Q 2008	2Q 2007
Net charge-offs (Recoveries)	$(18)	$166	$90
Net charge-offs to avg. loans (Annualized)	(0.02%)	0.17%	0.09%
Non-performing assets (NPA’s)	$6,707	$6,967	$5,997
NPA / Total assets	1.16%	1.22%	1.09%
Allowance for loan losses	$4,247	$4,016	$3,824
Allowance for loan losses / Loans	1.04%	1.02%	1.00%

Non-performing assets (loans + OREO + OAO) were $6.7 million, or 1.16 percent, of total assets on June 30, 2008, compared with $7.0 million, or 1.22 percent, of total assets for the linked quarter and $6.0 million, or 1.09 percent, of total assets 12 months ago. All benchmarks of asset quality remain stable.

RDSI OPERATING RESULTS

Second quarter 2008 net income for RDSI was $640,000, an increase of 34.5 percent from the $476,000 reported for the prior-year second quarter. Mr. Joyce commented, “RDSI continues to provide strong performance through its revenue growth and disciplined control of expenses.”

Total revenue for second quarter of 2008 was $5.3 million, an increase 6.8 percent above the $5.0 million reported for the second quarter of 2007. The increase in revenue was aided by strong growth in new client bank sales throughout 2007, which were converted in late 2007 and early 2008.

As of June 2008, RDSI clients totaled 117 banking organizations. RDSI provided Data Processing services to 75 clients and Item Processing services to a total of 92 clients.

Operating expenses were $4.3 million for second quarter 2008, up $88,000, or 2.1 percent, from the second quarter of 2007. The increase was due largely to postage expenses associated with the aforementioned in-house process RDSI started in the first quarter of 2008. Excluding this change in how the company handles postage expense, operating expenses decreased $86,000, or 2.0 percent, reflecting numerous efficiencies gained on consolidations within the item processing segment of RDSI’s business.

Mr. Joyce concluded, “We continue to be pleased with RDSI’s contribution to Rurban’s performance. RDSI has been a key component to our successful first half of 2008, and we are looking forward to new avenues of growth for the business within a framework of careful, disciplined expense management. Again, this solid base of steady and consistent fee growth is a strategic competitive advantage for Rurban and contributes to shareholder value.”

Rurban continues to maintain a strong capital position. Stockholders’ equity totaled $59.4 million for June 30, 2008, an increase of $2.0 million, or 3.5 percent, from 12 months ago. Period-end tangible equity to tangible assets remains strong at 7.4%. Capital ratios exceed the regulatory minimums for a well-capitalized institution.

About Rurban Financial Corp.

Rurban Financial Corp. is a publicly-held financial services holding company based in Defiance, Ohio. Rurban’s wholly-owned subsidiaries are The State Bank and Trust Company, including Reliance Financial Services and Rurbanc Data Services, Inc. (RDSI), including DCM. The State Bank and Trust Company offers financial services through its 17 branches in Allen, Defiance, Fulton, Lucas, Paulding and Wood Counties, Ohio and Allen County, Indiana and a Loan Production Office in Franklin County, Ohio. Reliance Financial Services, a division of the Bank, offers a diversified array of trust and financial services to customers throughout the Midwest. RDSI and DCM provide data and item processing services to community banks in Arkansas, Florida, Illinois, Indiana, Michigan, Missouri, Nebraska, Nevada, Ohio and Wisconsin. Rurban’s common stock is quoted on the NASDAQ Global Market under the symbol RBNF. The Company currently has 10,000,000 shares of stock authorized and 4,913,933 shares outstanding. The Company's website is http://www.rurbanfinancial.net.

Forward-Looking Statements

Certain statements within this document, which are not statements of historical fact, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties and actual results may differ materially from those predicted by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in the national and regional banking, insurance and mortgage industries, competitive factors specific to markets in which Rurban and its subsidiaries operate, future interest rate levels, legislative and regulatory actions, capital market conditions, general economic conditions, geopolitical events, the loss of key personnel and other factors.

Forward-looking statements speak only as of the date on which they are made, and Rurban undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made. All subsequent written and oral forward-looking statements attributable to Rurban or any person acting on our behalf are qualified by these cautionary statements.